UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 2, 2015

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	001-32657 (Commission File Number)	980363970 (I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2015, Nabors Industries Ltd. (the “Company”) and Nabors Industries, Inc. (“Nabors Delaware”) entered into a second amendment to the executive employment agreement with Anthony G. Petrello, Chairman, President and Chief Executive Officer of each of the Company and Nabors Delaware, effective as of January 1, 2013 (the “Petrello Employment Agreement”). This amendment extends the 10% reduction in the annual rate of base salary payable under the Petrello Employment Agreement from $1.75 million per year to $1.575 million per year through December 31, 2015.

On June 5, 2015, the Company and Nabors Delaware entered into a second amendment to the executive employment agreement with William Restrepo, Chief Financial Officer of each of the Company and Nabors Delaware, effective as of March 3, 2014 (the “Restrepo Employment Agreement”). This amendment extends the 10% reduction in the annual rate of base salary payable under the Restrepo Employment Agreement from $650,000 per year to $585,000 per year through December 31, 2015.

The reduction in base salaries of Messrs. Petrello and Restrepo was initially implemented in December 2014 for an interim 6-month period commencing January 1, 2015 and ending June 30, 2015 as part of an initiative to reduce costs in light of the decline in industry conditions. The salary reductions do not affect the calculation or payment of any ancillary benefits. The Petrello Employment Agreement and the Restrepo Employment Agreement were filed as Exhibit 99.1 to our Form 8-K, dated March 7, 2013 and Exhibit 10.1 to our Form 8-K, dated March 3, 2014, respectively. The first amendment to the Petrello Employment Agreement and the first amendment to the Restrepo Employment Agreement were filed as Exhibit 99.1 and Exhibit 99.2, respectively, to our Form 8-K, dated December 19, 2014.

The foregoing descriptions of the second amendments are qualified in their entirety by reference to such amendments, which are attached hereto as Exhibit 99.1 for the Petrello Employment Agreement and Exhibit 99.2 for the Restrepo Employment Agreement and are incorporated by reference herein.

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

The Company’s annual general meeting of shareholders was held on June 2, 2015.  Holders of 290,612,166 shares, representing 88.18% of our outstanding shares of common stock entitled to vote as of the record date for the meeting, participated in person or by proxy.

As explained in our proxy statement relating to the meeting:

•                  Directors are elected by a plurality of the votes cast.  In the event a nominee does not receive the affirmative vote of a majority of the shares voted in connection with his election, he must promptly tender his resignation from the Board, which the Board will accept unless it determines that it would not be in the Company’s best interests to do so.*

•                  Approval of the other matters considered at the meeting required the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting, with abstentions and broker nonvotes having the effect of votes against a proposal. However, as noted below, shareholders approved at the meeting an amendment to the Company’s bye-laws that changed the voting standard such that approval of the remaining matters required the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, with abstentions having the effect of votes against a proposal and broker nonvotes being disregarded in the calculation.  This amendment did not have an impact on the approval of any matters considered at the meeting.

The matters voted upon at the meeting were:

1.                      Election of Directors

	Shares For	Shares Withheld	Nonvotes	Result
James R. Crane	124,298,045	143,337,310	22,976,811	Elected
John P. Kotts	157,788,924	109,846,431	22,976,811	Elected
Michael C. Linn	99,740,061	167,895,294	22,976,811	Elected
Anthony G. Petrello	198,709,925	68,925,430	22,976,811	Elected
Dag Skattum	259,556,846	8,078,509	22,976,811	Elected
Howard Wolf	107,398,037	160,237,318	22,976,811	Elected
John Yearwood	91,782,721	175,852,634	22,976,811	Elected

* Messrs. Crane, Linn, Wolf and Yearwood received the affirmative vote of less than a majority of the shares voted (or withheld) in connection with their election and accordingly tendered their resignations.  The Governance and Nominating Committee of the Board considered the current structure and needs of the Board, the Company’s current strategic needs, shareholders’ expressed reasons for withholding votes, actual vote counts and the contributions and anticipated roles of each of Messrs. Crane, Linn, Wolf and Yearwood and recommended that the Board not accept the resignations.  The Board determined that acceptance of their resignations would not be in the Company’s best interests and voted unanimously to reject the resignations.  Messrs. Crane, Linn, Wolf and Yearwood did not participate in the deliberations or the vote.

Messrs. Crane, Linn, Wolf and Yearwood (the “tendering directors”) have been directors since 2012, 2012, 2013 and 2010, respectively.  Their contributions have played an important role in the Company’s enhanced strategic focus and improved market position.  Beginning in 2013, the Board undertook a comprehensive strategic review process aimed at unlocking long-term shareholder value and improving core operational performance.  That review culminated in the closing of a merger transaction this year that combined the Company’s Completion & Production Services business line with C&J Energy Services, Inc., which both improved the Company’s financial flexibility and transformed the Company into a pure-play drilling business with a 53% equity interest in a larger, more focused public company in the completion and production services space.  Each of the tendering directors played a significant role in the strategic review process, which spanned a period of nearly two years and involved considerable analysis, debate and evaluation of a myriad of complex opportunities and alternatives.  In fact, Mr. Wolf was initially nominated by our then-largest shareholder specifically in anticipation of the Company’s strategic review process.  The other tendering directors offered unique and valuable insights based upon their respective experience in the industry.

Further, the tendering directors’ actions have directly resulted in significant enhancements to the Company’s corporate governance and, in particular, executive compensation practices.  They were instrumental in implementing the drastic changes in management compensation which now place the Company within the range of comparable oilfield services companies in terms of management compensation levels, a compensation structure that was approved by over 65% of shareholders voting at the meeting.  As members of the Compensation or Executive Committees, Messrs. Linn, Yearwood and Crane each played significant leadership roles in effecting those changes (which predated Mr. Wolf’s appointment to the Board).

Feedback received from shareholders revealed three separate reasons underlying the withhold votes for the tendering directors, each of which was considered by the Board in declining to accept the resignations.  First, several institutional shareholders’ voting policies call for their shares to be automatically voted solely in accordance with the recommendations of certain proxy advisory services, most notably ISS and Glass Lewis, each of which recommended withhold votes for the tendering directors. Others subscribe to those services, but retain varying levels of discretion internally in voting their shares.  Second, some shareholders indicated concerns regarding Mr. Crane’s independence, based primarily upon proxy advisory service commentary and the Company’s proxy disclosure of payments made by the Company to companies affiliated with Crane Capital Group (“CCG”), an investment management company of which Mr. Crane is Chairman and CEO. Finally, the other tendering directors are members of the Governance & Nominating Committee, and the withhold votes appear motivated by concerns related to responsiveness to shareholder concerns.

Based upon available data, the Board estimates that one-third of institutional investors’ shareholdings are automatically voted in accordance with proxy advisory service recommendations.  An additional significant portion of those holdings are influenced by such recommendations.  The Board concluded, however, that many of those recommendations, including the recommendations regarding directors, are based upon flawed or inaccurate information, and in some cases give undue weight to issues that are of lesser relative importance in evaluating the service of those directors.  Contributing to this problem is the fact that Glass Lewis does not make its recommendations available to the Company and refuses to afford the Company the opportunity to respond or comment upon any concerns it may have.  ISS does allow the Company to review its recommendations, but it allows comments based only upon factual errors and, in the Company’s experience, fails to correct all factual errors and does not address comments that relate to omitted or skewed information.  As such, in considering the shareholder vote on directors, the Board questioned whether a significant portion of the withhold votes accurately reflect the actual preferences of shareholders whose votes are automatically voted and, to a lesser extent, of shareholders who may have relied upon flawed or inaccurate statements by the proxy advisory services.

With respect to Mr. Crane, the primary concern motivating withhold votes, as expressed by individual shareholders and proxy advisory services, was that the volume of payments for services to CCG companies may cause Mr. Crane not to be independent from management.  Each year, the Board considers Mr. Crane’s independence, taking into account the amounts of payments from the Company to CCG companies, and has consistently concluded that Mr. Crane is independent.  For 2014, the Company reported payments to CCG totaling $89.1 million, which is a very small percentage of both the Company’s and CCG’s revenues that falls squarely within the New York Stock Exchange (“NYSE”) objective independence criteria.  Because of the nature of the services provided by CCG (logistics and electricity), a significant percentage of those payments constitutes reimbursement for payments to unaffiliated third parties, particularly for freight forwarding and customs services.  In other words, the disclosure of payments in accordance with SEC reporting requirements significantly overstates the net payments retained by CCG for services.  Furthermore, the pricing arrangements with CCG are extremely competitive.  The Board considered both the gross and net payments, as well as the arms-length nature of the relationship, in concluding that Mr. Crane is independent under the NYSE subjective requirements.  Reaffirming Mr. Crane’s independence, and considering his significant contributions to the Board outlined above and in the Company’s proxy statement, the Board concluded that it was not in the best interests of the Company to accept Mr. Crane’s resignation.

For the remaining tendering directors, the primary concern motivating withhold votes, as expressed by individual shareholders and proxy advisory services, was a lack of responsiveness by the Governance & Nominating Committee to prior shareholder advisory votes.  The Board reviewed and weighed those votes, the responses thereto, and the contributions to the Board of each of the tendering directors.  Shareholders voted against the Board’s recommendation on four items at the 2014 annual general meeting.  The Board’s response to each of the advisory items is detailed in the Company’s 2015 Proxy Statement, with further action taken reflected in the following chart:

Item	Further Developments
Say-on-Pay	Shareholders approved say-on-pay at the 2015 annual general meeting with nearly two-thirds of the vote, affirming the adequacy of the Board’s response.
Extension of shareholder rights plan	The Board announced its intent to allow the plan to expire at the end of its current term, thereby implementing the results of the vote.

Broker nonvotes	The Board presented, and shareholders passed at the 2015 annual general meeting, a bye-law amendment to effect the broker nonvote change requested by shareholders.
Majority vote for directors

The Board changed the composition of its committees and adopted a policy requiring public announcement of the Board’s reasoning if any resignation tendered pursuant to the director resignation policy is not accepted. In addition, the composition of the Board has turned over completely in the past 5 years, addressing the Board entrenchment concern that underlies this issue. The shareholder proposal on this topic was withdrawn in 2015.

In addition, at the 2015 annual general meeting, a majority of shareholders voted in favor of the proxy access shareholder proposal.  The Governance & Nominating Committee had previously adopted a proxy access policy, one of the first public companies to do so, and committed to consider in 2017 reducing the share ownership required to nominate a director under that policy.  In light of the shareholder vote at the meeting, the Governance & Nominating Committee committed to conduct that review in advance of the 2016 annual general meeting.  Although other shareholder concerns were cited by some shareholders and proxy advisory services, the Board observed that those concerns were not shared by a majority of shareholders.  The Board concluded that the Governance & Nominating Committee had adequately responded to concerns expressed by a majority of shareholders.

The Board also considered the accomplishments of the Governance & Nominating Committee, as well as the contributions of the tendering directors generally, beyond those discussed above.  Among the contributions discussed by the Board were execution of the C&J Energy transaction, the hiring of the Company’s Chief Financial Officer, the elimination of a staggered board in response to shareholders concerns, and overhauling the Company’s executive compensation structure.  In addition, the Board noted that nearly the entire Board has turned over since the departure of the previous Chief Executive Officer, Mr. Isenberg.  Not only has that eliminated historically pervasive concerns of director entrenchment, the current directors are all respected leaders in various aspects of the industry.  In particular, the Governance & Nominating Committee, as well as the independent directors under the leadership of Mr. Yearwood (the lead director), has implemented a significantly advanced governance structure compared to the Company’s peers.  In addition to the Board’s adoption last year of a proxy access policy, one of the first implemented by a public company as noted above, over 28% of the Board is currently comprised of directors nominated by a shareholder.  The Board also observed that the Company has improved its relative share performance under the guidance of the tendering directors.

After weighing all of the foregoing factors, the Board concluded that accepting the resignations of the tendering directors was not in the best interest of the Company, and it declined to do so.

2.                      Approval and Appointment of PricewaterhouseCoopers LLP as Our Independent Auditor and Authorization for the Audit Committee To Set the Independent Auditor’s Remuneration

For	285,295,660
Against	4,043,593
Abstain	1,272,913

RESULT:  Approved (98.2% For)

3.                      Proposal to Approve Company’s Bye-law Amendment Related to Broker Non-Votes

For	257,941,499
Against	8,214,094
Abstain	1,479,762
Nonvotes	22,976,811

RESULT:  Approved (88.8% For)

4.                      Advisory Vote on Compensation of Named Executive Officers

For	174,870,251
Against	91,326,046
Abstain	1,439,058
Nonvotes	22,976,811

RESULT:  Approved (65.3% For)

5.                      Shareholder Proposal Regarding Sustainability Reporting

For	118,642,361
Against	111,668,920
Abstain	37,324,074
Nonvotes	22,976,811

RESULT:  Not approved (44.3% For)

6.                      Shareholder Proposal To Adopt a Proxy Access Bye-law

For	178,458,627
Against	87,756,711
Abstain	1,420,017
Nonvotes	22,976,811

RESULT:  Approved (66.7% For)

Item 9.01                                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Second Amendment to Executive Employment Agreement, dated June 5, 2015, among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello.

99.2	Second Amendment to Executive Employment Agreement, dated June 5, 2015, among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 8, 2015	NABORS INDUSTRIES LTD.

/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Second Amendment to Executive Employment Agreement, dated June 5, 2015, among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello.

99.2	Second Amendment to Executive Employment Agreement, dated June 5, 2015, among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo.